L3 TECHNOLOGIES, INC.
EXECUTIVE SEVERANCE PLAN
THIS L3 TECHNOLOGIES, INC. EXECUTIVE SEVERANCE PLAN, effective as of July 25, 2018 (the “Effective Date”), has been established to provide for the payment of severance benefits to Covered Executives (as defined below). This Plan is intended to constitute an employee welfare benefit plan that is a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Section 1. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:
(a)     “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.
(b)    “Annual Compensation” means the sum of (x) the Covered Executive’s Base Salary in effect immediately prior to the date of termination of the Covered Executive, and (y) the Covered Executive’s Target Bonus.
(c)    “Base Salary” means a Covered Executive’s annual rate of base salary in effect on the date in question, determined on a “gross wages” basis (i.e. prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Code), and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.
(d)    “Board” means the board of directors of the Company.
(e)    “Bonus” means the amount paid or payable to a Covered Executive under the Employer’s applicable annual cash incentive bonus plan with respect to a Fiscal Year.
(f)    “Cause” means a Covered Executive’s:
(1)    intentional failure to perform reasonably assigned duties;
(2)    dishonesty or willful misconduct in the performance of duties;
(3)    violation of any law, corporate policy or the Company’s code of ethics, which violation would reasonably be expected to (a) significantly harm the Company’s reputation or financial prospects or (b) subject the Company to significant penalties or sanctions; or
(4)     refusal to cooperate with the Company in an investigation.

(g)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” means the Compensation Committee of the Company’s Board of Directors or, with respect to Section 12 hereof, its designee (which, as of the date of the adoption of this Plan, shall be the L3 Retirement Plan Administrative Committee).
(j)    “Company” means L3 Technologies, Inc., a Delaware corporation.
(k)    “Covered Executive” means an Employee who, immediately prior to the date of his or her termination, is (1) the Chief Executive Officer of the Company or (2) a Tier I Executive.
(l)    “Disability” means a Covered Executive, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a subsidiary in which the Covered Executive is eligible to participate.
(m)    “Elected Officer” means a person who is elected or appointed as an officer of the Company pursuant to any resolution adopted by Board on or after the date of the most recent annual election of officers.
(n)    “Employee” means an employee of the Company or its affiliates who primarily resides and works in the United States.
(o)    “Employer” means, with respect to any Covered Executive, the legal entity that employed such Covered Executive prior to any termination of employment contemplated hereunder.
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)    “Executive Severance Event” means the termination of employment of a Covered Executive that is initiated by the Company for reasons other than for Cause. For purposes of this definition, a Covered Executive’s transfer to, or assumption of, another position within the Company or with any affiliate shall not constitute an Executive Severance Event.
(r)    “Fiscal Year” means any given fiscal year of the Company.
(s)    “Plan” means this L3 Technologies, Inc. Executive Severance Plan, as in effect from time to time.
(t)    “Release” means a release to be signed by a Covered Executive in such form as the Company shall reasonably determine, which shall, to the extent permitted by law, waive all claims and actions against the Employers and such other related parties and entities as the Company reasonably chooses to include in the release except for claims and actions for benefits provided under (or contemplated by) the terms of this Plan (which Release is not revoked by the Covered Executive).
(u)    “Severance Multiple” means: (1) a multiple of two (2) for the Chief Executive Officer and (2) a multiple of one (1) for a Tier I Executive.
(v)    “Target Bonus” means a Covered Executive’s target bonus opportunity (expressed as a percentage of base salary) in effect immediately prior to the date on which the Covered Executive is terminated.
(w)    “Tier I Executive” means an Employee who is an Elected Officer of the Company and either: (1) reports directly to the Chief Executive Officer of the Company or (2) is a President of a reportable segment of the Company (regardless of to whom they directly report).
Section 2.     Eligibility for Benefits. A Covered Executive shall receive benefits under this Plan if all of the following are satisfied:
(a)    an Executive Severance Event has occurred with respect to the Covered Executive, as determined in the sole discretion of the Committee;
(b)    the Covered Executive has not waived coverage under the Plan;
(c)    the Covered Executive is not a party to, or covered by, another plan, agreement or arrangement providing severance or similar benefits on account of such termination of employment, including without limitation, the Company’s Amended and Restated Change in Control Severance Plan (or any successor plan thereto);
(d)    none of the conditions set forth in Section 3 below are applicable; and
(e)    the Covered Executive executes a Release in the manner prescribed by the Company within 21 days, or such longer period as designated by the Company, following the Covered Executive’s date of termination and agrees at such time to be subject to the restrictive covenants set forth on Exhibit A.
Section 3.     Exceptions to Coverage. Notwithstanding Section 2 above, a Covered Executive shall not be eligible to receive benefits under this Plan if:
(a)    the Covered Executive’s termination is due to death or Disability;
(b)    the Covered Executive’s termination occurs prior to an Executive Severance Event or at his/her or own initiative (including retirement, resignation or failure to return from a leave of absence), other than for a retirement by a Covered Executive that occurs concurrently with an Executive Severance Event; or

(c)    the Covered Executive’s employment is transferred or the Covered Executive is offered a position in connection with a sale or other disposition of assets, or a portion of the business, of the Company or an affiliate.
Section 4.     Severance Benefits. A Covered Executive who satisfies all of the conditions of Section 2 above shall be entitled to the following:
(a)    Severance Pay. Each such Covered Executive shall be entitled to receive severance pay from his or her Employer in a single lump sum cash amount equal to the product of the Covered Executive’s Severance Multiple, multiplied by the Covered Executive’s Annual Compensation.
(b)    Pro-Rata Bonus for Year of Termination. The Covered Executive shall be entitled to receive a pro-rata portion (based on the portion of the Fiscal Year for which the Covered Executive was employed) of the Bonus that the Covered Executive otherwise would have earned with respect to the Fiscal Year during which the Covered Executive terminated employment, based on actual performance for the full Fiscal Year; provided, that any individual performance factors applicable to such Bonus shall be deemed to have been achieved at target level performance and; provided, further, that no pro-rata bonus amount shall be payable to the Covered Executive if the Executive Severance Event occurs prior to the end of the second quarter of such Fiscal Year.
(c)    Health Benefit Continuation. For a period of eighteen (18) months following the Covered Executive’s termination of employment (the “Executive Welfare Continuation Period”), the Covered Executive and such Covered Executive’s covered dependents (as eligible under the applicable program) shall receive medical, prescription drug, dental, and vision insurance coverages as available to similarly situated active employees of the Company, for which the Company will (x) reimburse or pay directly on behalf of the Covered Executive during the first 18 months of the Executive Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by the Covered Executive during the Executive Welfare Continuation Period, for the total amount of the monthly COBRA medical, prescription drug, dental, and vision premiums payable by the Covered Executive for such continued benefits in excess of the amount a similarly situated active employee of the Company would contribute toward these coverages (on a monthly premium basis) and (y) provide such coverage for any remaining portion of the Executive Welfare Continuation Period (or, if it is not possible, or is cost-prohibitive for the Company to provide such coverage for such remaining portion, the Company will pay the Covered Executive a cash lump sum payment equal to the premiums the Company would have paid if the Covered Executive had remained an active employee), provided, however, that if, during the Executive Welfare Continuation Period, the Covered Executive becomes employed by a new employer, continuing medical, prescription drug, dental, and vision coverage from the Company will become secondary to any coverage afforded by the new employer in which the Covered Executive becomes enrolled.

(d)    Outplacement. Such Covered Executive shall receive reasonable outplacement services for up to one year following termination of employment to be provided by a provider selected by the Company, the cost of which shall be borne by the Company.
(e)    Accrued Benefits. Such Covered Executive shall be entitled to receive any unpaid Base Salary through the date of such Covered Executive’s termination and any Bonus unpaid as of the date of such Covered Executive’s termination for any previously completed Fiscal Year calculated based on actual performance for such Fiscal Year. In addition, such Covered Executive shall be entitled to reimbursement of any unreimbursed expenses properly incurred by such Covered Executive in accordance with Company policies prior to the date of such Covered Executive’s termination. Such Covered Executive shall also be able to receive and enjoy such other post-termination benefits, if any, to which such Covered Executive may be entitled pursuant to the terms and conditions of the Company’s benefit plans (including, without limitation, the Company’s regular and supplemental pension plans, savings plans, deferred compensation plans, annual and long-term incentive plans, health, disability and life insurance benefit plans, executive financial planning services benefits, and indemnification and directors and officers insurance plans, policies or programs), other than as provided in Section 13(a) of this Plan.
Section 5.     Form and Time of Payment. The cash severance pay benefits payable to a Covered Executive under Section 4(a) above shall be paid to such Covered Executive in a single lump sum within 75 days after the Covered Executive’s date of termination, provided, however, that if the time period during which the Covered Executive is permitted to sign the Release straddles two calendar years, then the payment shall be made in the second of such calendar years. Any pro-rata Bonus payment made pursuant to Section 4(b) above shall be paid at the same time when Bonuses are paid to similarly situated active Employees. Accrued benefits payable pursuant to Section 4(e) shall be paid at the same time when such amounts are ordinarily paid in accordance with Company practice. All amounts payable hereunder are subject to the Covered Executive’s continued compliance with the terms of the Plan (including, without limitation, the Covered Executive’s timely execution and non-revocation of the Release), and shall be subject to the tax withholdings and other limitations set forth under Section 6 and any potential limitations of payments set forth in Section 7.
Section 6.     Tax Withholding and Section 409A. Each Employer shall withhold from any amount payable to a Covered Executive pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Covered Executive. Notwithstanding any other provision of this Plan or certain compensation and benefit plans of the Employer, any payments or benefits due under this Plan or such Employer compensation and benefit plans upon or in connection with a termination of a Covered Executive’s employment shall be paid, and this Plan shall be interpreted, in a manner that shall ensure that any such payments or benefits shall not be subject to any tax or interest under Section 409A of the Code (including, for the avoidance of doubt, by requiring that the payment of any severance due under

Section 4 of this Plan to a Covered Executive who is a “specified employee” within the meaning of the Section 409A of the Code be deferred until the date that is six months following such termination of the Covered Executive’s employment, to the extent such delay is required to comply with Section 409A of the Code). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to a Covered Executive under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to such Covered Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Notwithstanding the foregoing, neither the Company nor any of its employees or representatives shall have any liability to any Covered Executive to the extent that any payment or benefit hereunder is determined to be subject to any tax or interest under Section 409A of the Code.
Section 7.     Limitation of Certain Payments.
(a)    In the event the Company determines that part or all of the consideration, compensation or benefits to be paid to a Covered Executive under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Covered Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Covered Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Employee Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Covered Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Company determines that without such reduction the Covered Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Covered Executive would be entitled to retain upon his/her receipt of the Reduced Amount.
(b)    If the determination made pursuant to clause (a) of this Section 7 results in a reduction of the payments that would otherwise be paid to the Covered Executive except for the application of clause (a) of this Section 7, the cash severance pay benefits payable under Section 7(a) shall be reduced. Within ten days following Employer’s notice to the Covered Executive of its determination of the reduction in payments, the Company shall pay to or distribute to or for the benefit of Covered Executive such amounts as are then due to Covered Executive under this Plan and shall promptly pay to or distribute to or for the benefit of Covered Executive in the future such amounts as become due to Covered Executive pursuant to this Plan.
(c)    As a result of potential uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Employer which should not have been made under clause (a) of this Section 7 (“Overpayment”) or that additional payments which are not made by the Employer pursuant to clause (a) of this Section 7 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by the Covered Executive to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of Covered Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
Section 8.     Plan Administration. This Plan shall be administered by the Committee. The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.
Section 9.     Applicable Law. This Plan shall be governed and construed in accordance with applicable federal law; provided, however, that wherever such law does not otherwise preempt state law, the laws of the State of New York shall govern.
Section 10.     Plan Amendment and Termination. Each of the Board and the Committee shall have the right and power at any time, and from time to time, subject to thirty (30) days advance written notice to all adversely affected Covered Executives (which written notice may be satisfied by any public filing of such plan amendment or termination), to amend or terminate this Plan, in whole or in part; provided, that no such amendment or termination shall adversely affect in any material respect the rights of any Covered Executive to whom severance benefits under this Plan became payable prior to the date of such amendment or termination.
Section 11.     Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Covered Executive or former Covered Executive. Any payment which becomes due under this Plan to a Covered Executive shall be made by his or her Employer out of its general assets, and the right of any Covered Executive to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer. It is the Company’s intention that this Plan be unfunded for Federal income tax purposes and for purposes of Title I of ERISA.
Section 12.     Claims Procedure.
(a)    Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee, which shall respond in writing within 90 days. The Committee may, however, extend the reply period for an additional ninety 90 days for special circumstances. If the claim or request is denied, the written notice of denial shall state (1) the reason for denial, with specific reference to the plan provisions on which the denial is based, (2) a description of any additional material or information required and an explanation of why it is necessary, and (3) an explanation of the claims review procedure.
(b)    Within 60 days after the receipt by a claimant of the written decision described above or the expiration of the claims review period described above including any extension, the claimant may request review by giving written notice to the Committee. The claim or request shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing. If the claimant does not request a review within such sixty-day period, he or she shall be barred from challenging the original determination.
(c)    The decision on review shall normally be made within 60 days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant plan provisions.
(d)    To the extent permitted by law, decisions reached under the claims procedures set forth in this Section 12 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his/her remedies under this Section 12. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
(e)    Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
Section 13.     Entire Plan; Offset; No Interference.

(a)    Except as expressly provided herein, this Plan supersedes the provisions of all other prior plans and policies expressly concerning the payment of severance benefits upon a termination of employment; provided, that in no event shall payments or benefits provided pursuant to any other severance agreement, policy or plan entitle Covered Executive to a duplication of payments and benefits pursuant to this Plan.
(b)    Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Covered Executive’s compensation or other benefits or terminate Covered Executive’s employment, with or without Cause.
Section 14.     Spendthrift Provision. No right or interest of a Covered Executive under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Covered Executive.
Section 15.     Notice. Notice of termination for Cause shall be given in accordance with this Section 15, and shall indicate the specific termination provision under the Plan relied upon, the relevant facts and circumstances and the effective date of termination. For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Covered Executive may have furnished to the other in writing in accordance herewith.
If to the Company:
L3 Technologies, Inc.
600 Third Avenue
New York, New York 10016
Attn: Chief Legal Officer
If to the Covered Executive:
To the most recent address of the Covered Executive set forth in the personnel records of the Company, or prior to termination, by hand delivery at the Covered Executive’s principal office location or by e-mail to the Covered Executive’s Company-provided e-mail address.
Section 16.     No Mitigation. In no event shall a Covered Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts or benefits to be provided to the Covered Executive under any of the provisions of this Plan, and such amounts or benefits shall not be reduced based on whether or not the Participant obtains other employment except as expressly provided for hereunder.
Section 17.     Effectiveness. This Plan shall be effective as of the Effective Date and shall remain in effect until terminated pursuant to Section 10 of this Plan.
Exhibit A
RESTRICTIVE COVENANTS

I. As a result of the position which the Covered Executive occupies, and the confidence placed in the Covered Executive, the Covered Executive has been and is entrusted with and has access to Confidential Information (defined below), in order for the Covered Executive to carry out the Covered Executive’s responsibilities. The Covered Executive acknowledges that any Confidential Information of the Company derives independent value from not being readily known to or ascertainable by proper means by others who may obtain value from its disclosure or use. The Covered Executive agrees that Confidential Information is the sole property of the Company and the Covered Executive agrees that the Covered Executive will not use or disclose Confidential Information or share, communicate or provide access to any Confidential Information to any other person. Except as otherwise may be permitted herein, the Covered Executive further agrees that any such use or disclosure will constitute a misappropriation of Confidential Information of the Company and a violation of this Plan. For purposes of this paragraph I, “Confidential Information” means any non-public, confidential or personal information or materials in any media (including oral, written, electronic or digital) relating to the Company and its directors, officers, affiliates, or employees, or relating to the Company or its affiliates’ past, current or future businesses, activities, finances, personnel, transactions, assets, legal matters and matters related to the Company’s ethics program (including without limitation complaints, investigations, reports and responses). “Confidential Information” includes, but is not limited to, any trade secrets, formulas, devices, inventions, methods, techniques or processes, compilations of information, records and specifications that are owned or licensed by the Company and used in the operation of the Company business and any other information of the Company relating to its services and products (offered or to be offered), research, development, marketing, pricing, clients and prospective clients, business methods, strategies, business or marketing plans, financial data, profit plans, know-how, minutes of meetings, notes, instructions, correspondence, personnel information and capabilities, policies or prospects. “Confidential Information” does not include any information that is or becomes generally known to the public or industry, other than due to the fault of the Covered Executive. Confidential Information also includes any legally privileged information of the Company, including without limitation attorney work product, attorney-client communications and legal strategies.
II.    Notwithstanding anything to the contrary herein or in any compliance policy of the Company, nothing shall prohibit the Covered Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosure relating thereto to any such Governmental Entity, that are protected under the whistleblower provisions of any such law or regulation provided that in each case (A) such communications and disclosures are consistent with applicable law and made in good faith and (B) the information subject to such disclosure was not obtained by the Covered Executive through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2) or other applicable state attorney conduct rules. Moreover, the Covered Executive does not need the prior authorization of (or to give prior notice to) the Company regarding any such communication or disclosure. The Covered Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Covered Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, the Company intends to fully preserve the attorney-client privilege, work product protection and any other privilege or similar protection belonging to the Company, and nothing contained in this Plan shall be construed as a waiver by the Company of its attorney-client privilege or work product protection or any other privilege or protection belonging to the Company. The Covered Executive understands and acknowledges the Covered Executive’s continuing obligation to maintain such privilege, subject to applicable law.
III.    In consideration of the Company’s obligations under the Plan to which this Exhibit A is attached, each Covered Executive agrees that for a period of twelve (12) months after termination of employment with his or her Employer, without the prior written consent of the Committee, in the case of the Chief Executive Officer, or the Chief Executive Officer, in the case of any other Covered Executive, (A) he or she will not, directly or indirectly, and in any capacity, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise which (i) involves the use of Confidential Information pertaining to the Company, (ii) is a competitor of Company (as determined based on any business operations of the Company which exist or are planned as of the Effective Date of the Plan), or (iii) is owned or operated by a competitor of the Company, directly or through an affiliated or subsidiary organization, (B) directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, on the Covered Executive’s own behalf or on behalf of any person, firm or company, solicit or offer employment to any person who is or has been employed by the Company at any time during the one-year period immediately preceding such solicitation, (C) (x) solicit orders for any products or services offered by the Company during the two (2) year period prior to the Covered Executive’s termination of employment from any customers or clients of the Company with whom the Covered Executive or employees reporting to the Covered Executive dealt or obtained Confidential Information about during the two (2) year period prior to the Covered Executive’s termination of employment or (y) induce or attempt to induce any customer or client of the Company with whom the Covered Executive or employees reporting to the Covered Executive dealt or obtained Confidential Information about during the two (2) year period prior to the Covered Executive’s termination of employment to terminate or otherwise adversely affect such customer’s or client’s relationship with the Company. The Covered Executive agrees that the Covered Executive will not, directly or indirectly, communicate with any person or entity, including, without limitation, any of the Company’s creditors, customers, suppliers, officers, licensees, business partners or employees, or any member of the press or other media, about any aspect of the business, prospects, operations, or financial condition of the Company, nor publish or make any statements critical of the Company, in each case, which may in any way, directly or indirectly, adversely affect or otherwise interfere with or malign the business or reputation of the Company. This paragraph III is not intended to prohibit the ownership by the Covered Executive of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities and Exchange Act of 1934, provided that neither the Covered Executive nor any group of persons including the Covered Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising rights as a shareholder, or seeks to do any of the foregoing.
IV.    Subject to paragraph II above, the Covered Executive will not, directly or indirectly, communicate with any person or entity, including, without limitation, any of the Company’s or its affiliates’ creditors, customers, suppliers, officers, licensees, business partners or employees, or any member of the press or other media, about any aspect of the business, prospects, operations, or financial condition of the Company or its affiliates, nor publish or make any statements critical of the Company or its affiliates, in each case, which may in any way, directly or indirectly, adversely affect or otherwise interfere with or malign the business or reputation of the Company or its affiliates.
V.    The Covered Executive agrees to cooperate with the Company in assisting with the transition of business matters of the Company, including ongoing or completed transactions, which the Covered Executive was involved in or had obtained knowledge of as an employee of the Company. The Covered Executive further agrees to cooperate with any internal Company investigations or investigations by any law enforcement or Governmental Entity and in any litigation arising from or related to the Covered Executive’s former employment at the Company. Such cooperation shall include attending meetings as reasonably needed with Company or government officials, and if involved in litigation or other proceedings, trial and deposition or other appearances, and providing truthful testimony. The Company shall reimburse the Covered Executive for any reasonable out-of-pocket expenses incurred in connection with such cooperation, subject to the terms of the Company’s standard expense reimbursement policies.
VI.    In the event the Company determines that a Covered Executive has breached the covenants contained in this Exhibit A, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Plan and/or obtain an injunction against the Covered Executive from any court having jurisdiction over the matter restraining any further violation of this Exhibit A by the Covered Executive. Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.